UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. _1_)


                                RAMP CORPORATION
                -------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.001
                      ------------------------------------
                         (Title of Class of Securities)



75156P108
---------------
(CUSIP NUMBER)

                                November 9, 2004
            -------------------------------------------------------
            (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 75156P108                   13G                            PAGE 2 OF 6


1.       NAME OF REPORTING PERSON

                  Hilltop Services, Ltd

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                           N/A

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                 (b) [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Anguilla

                           5.       SOLE VOTING POWER           -0-

Number of Shares           6.       SHARED VOTING POWER
Owned by Each
Reporting Person           7.       SOLE DISPOSITIVE POWER      -0-
With
                           8.       SHARED DISPOSITIVE POWER

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                -0-

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES     [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.      TYPE OF REPORTING PERSON

                CO

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CUSIP NO. 75156P108                   13G                            PAGE 3 OF 6


ITEM 1   (a)   NAME OF ISSUER

                           Ramp Corporation

         (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           33 Maiden Lane
                           New York, NY 10038

ITEM 2   (a)   NAME OF PERSON FILING

                           Hilltop Services, Ltd.

         (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                           Mevot David 8
                           Ramat Gan, Israel

         (c)   CITIZENSHIP

                           Anguilla

         (d)   TITLE OF CLASS OF SECURITIES

                           Common Stock, $0.001 par value

         (e) CUSIP NUMBER 75156P108

ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)   [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT

         (b)   [ ] BANK AS DEFINED IN SECTION 3(a)(6) OF THE OF THE ACT

         (c)   [ ] INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE ACT

         (d) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT OF 1940

         (e)   [ ] AN INVESTMENT ADVISER IN ACCORDANCE WITH RULE
                   13d-1(b)(1)(ii)(e)

         (f) [ ] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(f)

         (g) [ ] A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(g)


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CUSIP NO. 75156P108                   13G                            PAGE 4 OF 6


         (h) [ ] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE FEDERAL DEPOSIT INSURANCE ACT

         (i) [ ] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE INVESTMENT COMPANY ACT OF 1940

         (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

         If this statement is filed pursuant to Rule 13d-1(c), check this box
                                                                             [x]

ITEM 4   OWNERSHIP

         (a)   AMOUNT BENEFICIALLY OWNED:

                           -0-

         (b)   PERCENT OF CLASS:

                           -0-

         (c)   NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

               (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                           -0-

               (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE: N/A

               (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                           -0-

               (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: N/A

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF O ANOTHER PERSON

                   N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                   N/A

CUSIP NO. 75156P108                   13G                            PAGE 5 OF 6


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                   N/A

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                   N/A

ITEM 10  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 75156P108                   13G                            PAGE 6 OF 6


                                    SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                            NOVEMBER 11, 2004
                                                                      (DATE)
                                            HILLTOP SERVICES LTD.


                                            BY:
                                                ----------------------
                                            BY: MARY LOWENTHAL
                                            ITS: DIRECTOR